TECHNOLOGY LICENSE AND SERVICES AGREEMENT

     This Technology License and Services Agreement (the "Agreement") is made and entered into as this 12th day of February, 1999, by and between CyberConstruction Company, Inc., a Nevada corporation with offices located at 5412 Pine Bay Drive, Tampa, Florida 33625 ("Cyber") and Powersoft Technologies, Inc., a Delaware corporation with offices located at 1088--650 West Georgia Street, Vancouver Centre, Vancouver, British Columbia, Canada V6B 4N8 ("Powersoft").

                                    RECITALS

     WHEREAS, Cyber has developed, and will continue to develop, certain software applications, methods, operating procedures, Internet infrastructure design, and Internet site template development (collectively, the "Technology") as more fully described in Exhibit A, attached hereto and made a part hereof;

     WHEREAS, Powersoft desires to license the Technology in order to provide certain services to its customers related to Internet site design and support;

     NOW, THEREFORE, in consideration of the foregoing and the mutual promises and covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

SECTION 1. OBLIGATIONS OF CYBER, GRANT OF LICENSE.

     1.1 Technology License. Cyber hereby grants to Powersoft, and Powersoft accepts, subject to the terms and conditions set forth herein and the transfer and perfection by Powersoft to Cyber of certain value as described below, an exclusive (except as to Cyber and any and all affiliated companies including CyberConstruction Hong Kong and CyberConstruction China), nontransferable license to use and execute the Technology in order to support, build, maintain and develop Internet sites for its customers throughout Hong Kong, Malaysia, Indonesia, Philippines, Taiwan, Korea, Australia, Now Zealand, Japan, Vietnam, and Thailand. Additionally, Cyber grants Powersoft a nonexclusive, nontransferable license to use and execute the Technology in order to support, build, maintain and develop Internet sites for its customers worldwide.

     1.2 Future Technology. During the term of this Agreement, Cyber will also grant to Powersoft, under the same terms and conditions described in Paragraph 1.1 above, licenses to future Technology developed by Cyber in consideration for the value described below.


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     1.3  Services. Cyber agrees that during the term of this Agreement,  Cyber, will perform a variety of services described within this paragraph 1.3 (the 'Services'), Cyber will assist Powersoft in identifying and evaluating third party technologies and software applications that
          Powersoft   can  license  and  or  acquire  under  similar  terms  and conditions contained herein. Furthermore, Cyber will also assist Powersoft in identifying certain technology companies that may be acquired by or merged into Powersoft and where appropriate, determine a fair market valuation as a basis for such acquisition or merger. Cyber will also assist Powersoft in the identification and recruitment of executive management.

     1.4 Year 2000 Compliant. Cyber agrees that any and all Technology licensed and transferred to Powersoft pursuant to this Agreement will be Year 2000 complaint. Year 2000 complaint means that the licensed Technology, when used according to its operating specifications described in Exhibit A, attached hereto, will operate in accordance with the contractual terms of this Agreement both before and after December 31, 1999 (a) by correctly calculating, comparing, sequencing and accepting dates from, into, and between the 20th and 21st centuries and managing and manipulating data involving such dates (including same century and multi-century formulae and leap years);
          (b) without causing the programs to abnormally end processing on any date; and (c) without generating values resulting from such dates with at least the same level of functionality as would otherwise be provided in the absence of the Year 2000 date change.

SECTION 2. PAYMENT.

     2.1 Payment. In consideration of the Technologies and Services described in Section 1 above provided by Cyber, Powersoft agrees to grant and transfer to Cyber, its preferred shares with a face value of ten million dollars ($10,000,000.00), as part of an issuance of up to fifty million ($50,000,000.00) of preferred shares. Powersoft intends to utilize this issuance of its preferred stock to both license technology and/or acquire technology companies within the United States in order to meet the growing demand within Asia for access to such technologies.

     2.2 Registration. Powersoft agrees, that upon the sooner of (i) the licensing or acquisition of technologies or companies utilizing the fifty million ($50,000,000,00) of the above described issuance of its preferred equity as its transaction currency; or (ii) the expiration of twenty-four months from the date first mentioned above; Powersoft will endeavor to meet the listing requirements of the NASDAQ for the registration of said preferred equity. Upon the successful completion of said registration, Powersoft will use its best efforts to ensure that Cyber's portion of Powersoft's preferred equity will be held by Cyber without restriction.



                                                                 F.H.C.   C.R.B.

SECTION 3. REPRESENTATION AND WARRANTIES OF CYBER.

     Cyber makes the following representation and warranty to Powersoft which is true and correct as of the date hereof and shall remain true and correct throughout the term of this Agreement, Cyber represents and warrants that the Technology does not infringe or violate any patent, copyrights, trademarks, trade secrets or other proprietary rights of any third party.

SECTION 4. WARRANTY DISCLAIMER AND LIMITATION OF LIABILITY.

     4.1 Exclusion of Warranties. EXCEPT AS OTHERWISE SET FORTH HEREIN, CYBER MAKES NO REPRESENTATIONS OR WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, AND CYBER GIVES NO IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, AND NO IMPLIED WARRANTY ARISING BY USAGE OR TRADE, COURSE OF DEALING OR COURSE OF PERFORMANCE.

     4.2 Exclusion of Consequential Damages. IN NO EVENT SHALL CYBER HAVE ANY LIABILITY OR RESPONSIBILITY FOR ANY SPECIAL, INDIRECT, INCIDENTAL, CONSEQUENTIAL OR EXEMPLARY DAMAGES, ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREBY, THE TECHNOLOGY, THE USE OF THE SERVICES BY POWERSOFT AND/OR THE USE OF THE TECHNOLOGY BY POWERSOFT, EVEN IF POWERSOFT HAS BEEN ADVISED OF OR KNOWS OR SHOULD KNOW OF THE POSSIBILITY OF SUCH DAMAGES.

SECTION 5.  REPRESENTATION AND WARRANTIES OF POWERSOFT.

     Powersoft makes the following representation and warranty to Cyber which is true and correct throughout the term of this Agreement. Powersoft represents and warrants that Powersoft has all right, title, interest, and authority to effect the transfer of the Preferred Equity, described in Section 2 above, and it will take all reasonable and necessary measures to perfect Cyber's interest in the same.

SECTION 6. TERM AND TERMINATION.

     6.1 Term. The term of this Agreement shall continue until terminated by either party for cause as described below in Paragraph 6.2 below or by mutual consent of both parties. This Agreement may be terminated with the mutual written consent of both parties hereto, under terms and conditions agreeable to both parties.



                                                                 F.H.C.   C.R.B.

     6.2 Termination. Either party may terminate this Agreement should the other party breach any provision of this Agreement sixty (60) days after providing written notice of such breach, if such breach has not been cured within said sixty (60) day period.

     6.3 Effects of Termination. In the event of termination for failure of Powersoft to meet any of its obligations described in Section 2 above, Powersoft shall be liable to Cyber for the reasonable payment for services rendered and shall be required to return all Technology to Cyber on the date of termination, or as soon thereafter as is commercially reasonable. Powersoft shall return to Cyber all originals, copies and digital files and copies of all Technology, provided that if any Technology has become integrated into any active Internet sites of customers of Powersoft, Powersoft will pay Cyber any fees it has collected from such customers.

     6.4 Survival of Certain Provisions. The following provisions shall survive the expiration or termination at this Agreement for any reason:
          2,3,4,5,7, 8 & 9.

SECTION 7. INDEMNIFICATION.

     7.1 Indemnification by Cyber. Cyber will at all times defend, indemnify and hold harmless Powersoft and its officers, directors, shareholders, successors and assigns (collectively, the "Powersoft Indemnified Parties") from and against, and pay and reimburse the Powersoft Indemnified Parties for, any and all liabilities, obligations, claims, suits, losses, damages, costs or expenses (including reasonable attorneys' fees) incurred in connection with, arising out of, resulting from, or relating to the Technology or any representation or warranty by Cyber contained herein being untrue in any material respect, or any act or omission on the part of Cyber, its employees, or agents in the performance of its obligations set forth in this Agreement.

     7.2 Indemnification by Powersoft. Powersoft will at all times defend, indemnify and hold harmless Cyber and its officers, directors, shareholders, successors and assigns (collectively, the Cyber Indemnified Parties') from and against and pay and reimburse the Cyber Indemnified Parties for, any and all liabilities, obligations, claims, suits, losses, damages, costs or expenses (including reasonable attorneys' fees), incurred in connection with, arising out of, resulting from, or relating to the Services, or any representation or warranty by Powersoft contained herein being untrue in any material respect, or any act or omission on the part of Powersoft its employees, or agents in the performance of its obligations set forth in this Agreement.



                                                                 F.H.C.   C.R.B.

SECTION 8. CONFIDENTIALITY.

     Either party may, during the term of this Agreement have access to materials, data, systems, business plans and other information of or with respect to Cyber or Powersoft, as applicable, which may not be accessible or known to the general public. Such information and any knowledge acquired by Cyber or Powersoft as applicable, from such materials, data, systems, business plans or other information, or otherwise acquired, throughout the term of this Agreement shall be covered by this CONFIDENTIALITY SECTION. Both Cyber and Powersoft agree not to use any confidential or proprietary information obtained from the other for any purposes other then the performance of this Agreement.

SECTION 9. GENERAL.

     9.1 Relationship of the Parties. Cyber and Powersoft are independent contractors under this Agreement, and nothing herein shall be construed to create a partnership, joint venture or agency relationship between Cyber and Powersoft. Neither party has any authority to enter into agreements of any kind on behalf of the other party.

     9.2 Force Majeure. Neither part will be liable to the other for any failure or delay of performance or other consequence which is due to
          (i) any act of God, act of government, war, civil disturbance or other cause beyond their reasonable control and power to remedy; or (ii) any strike, or other labor dispute, scarcity of supplies or utilities or unavailability or disruption of transportation.

     9.3 Assignment, Binding Effect. Neither party may assign this Agreement or any of its rights or delegate any of its duties under this Agreement without the prior written consent of the other party. Any purported assignment which is inconsistent with the foregoing shall be null and void.

     9.4 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Florida without giving effect to any principles of conflict of laws.

     9.5 Waiver. No waiver of any breach of any provision of this Agreement shall constitute a waiver of any prior, concurrent or subsequent breach of the same or any other provisions hereof, and no waiver shall be effective unless made in writing and signed by an authorized representative of the waiving party.

     9.6 Notices. Any notices or other communication required or permitted to be given hereunder shall be given in writing and delivered in person, sent by facsimile, mailed or delivered by recognized courier service,




                                                                 F.H.C.   C.R.B.

          properly addressed and stamped with the required postage, to each parties President at its address specified as it first appears above and shall be deemed effective upon receipt. Either party may from time to time change its address by giving the other party notice of the change in accordance with this section.

     9.7 Severability. In the event any provision of this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, the remaining provisions shall remain in full force and effect.

     9.8 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and same instrument

     9.9 Survivability. This Agreement shall survive any and all mergers, acquisitions (of or by either party), corporate restructuring, corporate reorganizations of either party to this Agreement, and the benefits and responsibilities of both parties shall inure to their successors and/or permitted assigns.

     9.10 Entire Agreement. This Agreement contains the entire understanding of the parties hereto with respect to the transactions and matters contemplated hereby, supersedes all previous agreements or understandings between Cyber and Powersoft concerning the subject matter hereof, and cannot be amended except by a writing signed by both parties. No party hereto has relied on any statement, representation or promise of any other party or of any officer, agent, employee or attorney for the other party in executing this Agreement except as expressly stated herein.

     9.11 No Third Party Beneficiaries. Nothing in this Agreement is intended or shall be construed to give any person, other then the parties hereto, any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision contained herein.



                                                                 F.H.C.   C.R.B.

     IN WITNESS WHEREOF, the parties have duly executed and delivered this Agreement as of the date first above written.

CyberConstruction Company, Inc.

By: /s/ Charles R. Brink
   --------------------------------------
Name: Charles R. Brink

Title: President



Powersoft Technologies, Inc.

By: /s/ Fai H. Chan
   --------------------------------------
Name: Fai H. Chan

Title: CEO